Exhibit 15.1

SUITE 2001 1177 WEST HASTINGS STREET VANCOUVER, BC V6E 2K3

T: 604.683.3850 F: 604.688.8479	A CHAN AND COMPANY LLP

AUDITORS’ CONSENT

We consent to the incorporation of our report dated August 28, 2015, with respect to the consolidated statements of financial position as at April 30, 2015 and April 30, 2014, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended April 30, 2015 and April 30, 2014 on the Company’s Annual Report Form 20-F dated August 31, 2015.

“A Chan and Company LLP”

Vancouver, British Columbia

September 1, 2015